As Filed with the Securities and Exchange Commission on July 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Big Digital Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	88-0445167
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

950 Railroad Avenue

Midland, Pennsylvania 15059

(412) 515-0896

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kaliste Saloom

General Counsel and Corporate Secretary

950 Railroad Avenue

Midland, Pennsylvania 15059

(412) 515-0896

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cam Hoang

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 492-6109

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated JULY 20, 2026

Big Digital Energy, Inc.

Up to 10,924,527 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 10,924,527 shares of our common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 9,277,779 shares of Common Stock issuable upon conversion of 16,700 shares (the “Closing Preferred Shares”) of our newly-designated Series D convertible preferred stock (“Series D Preferred Stock”), calculated assuming conversion at the floor price of $1.80 per share, (ii) 720,000 shares of Common Stock issuable upon conversion of 1,296 shares of Series D Preferred Stock (the “PIK Preferred Shares,” and together with the Closing Preferred Shares, the “Preferred Shares”), such PIK Preferred Shares being issuable as payable-in-kind dividends on the outstanding Series D Preferred Stock, calculated through December 31, 2027 and assuming accrual at the non-default 5% annual interest rate and conversion at the floor price of $1.80 per share, and (iii) 926,748 shares of Common Stock issuable upon exercise of a warrant to purchase shares of Common Stock (the “Warrant”).

The Closing Preferred Shares were acquired by Six Thirty AI, LLC, a Texas limited liability company affiliated with the Endeavor Group (the “Purchaser”), under the Securities Purchase Agreement (the “Purchase Agreement”), dated June 30, 2026, between the Company and the Purchaser. The Warrant was acquired by the Purchaser under the Purchase Agreement and immediately assigned by the Purchaser to the administrative agent and collateral agent for certain lenders to the Purchaser. The shares of Common Stock issuable upon conversion of the Preferred Shares are referred to herein as “Conversion Shares,” and the shares of Common Stock issuable upon exercise of the Warrant are referred to herein as “Warrant Shares.”

The Preferred Shares and the Warrant were issued in a private placement pursuant to the exemption from registration as provided for in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

We are registering the resale of the Conversion Shares and Warrant Shares as required by the Registration Rights Agreement, dated June 30, 2026, between the Company and the Purchaser (the “Registration Rights Agreement”).

The selling stockholders will receive all proceeds from sales of the shares of Common Stock offered hereby. We will not receive any proceeds, but we will incur expenses in connection with the offering. To the extent the Warrant is exercised for cash, we will receive the corresponding exercise price in cash, in which case we intend to use such proceeds for general corporate purposes.

The issuance of the shares of Common Stock covered by this prospectus could cause substantial dilution to investors or our existing stockholders. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus. Please refer to the “Risk Factors” section of this prospectus. For additional information on the terms of the Preferred Shares and the Warrant, including those terms which may affect the number of Conversion Shares or Warrant Shares that will be issued to the holders of the Preferred Shares and the Warrant, please refer to the section of this prospectus entitled “Prospectus Summary—Recent Developments—Private Placement of Preferred Shares and Warrant.”

Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any such shares. The selling stockholders named in this prospectus, or their permitted transferees or other successors-in-interest, may resell the shares of Common Stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, please refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of Common Stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any such resale. No underwriter or other person has been engaged to facilitate the sale of the Common Stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the Common Stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BGDE.” On July 15, 2026, the last reported sales price for our Common Stock was $6.36 per share.

Investment in our Common Stock involves risk. See the risk factors contained in the “Risk Factors” section of the prospectus and in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2026.

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About this Prospectus

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with the additional information described below in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on this prospectus and the applicable prospectus supplement and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in the “Risk Factors” section of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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Prospectus Summary

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, any applicable prospectus supplement, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed in the “Risk Factors” section of this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Big Digital Energy, Inc. and its consolidated subsidiaries.

Our Company

We are a technology company focused on digital infrastructure platforms.

We design, build and operate next-generation digital infrastructure platforms for enterprise customers and for our own purposes. We provide services spanning artificial intelligence (“AI”), high-performance computing (“HPC”), digital assets (including Bitcoin mining), and other intensive computer applications. We deliver both self-mining operations and colocation services to enterprise customers with a vertically integrated infrastructure model built for scalability and efficiency. We also have an energy management business, which utilizes software and analysis, to generate revenue when we participate in energy management programs related to the real-time needs of the power grid.

We have a strategy to prioritize the usage of carbon-free energy sources, including nuclear energy, to power our digital infrastructure platforms and computational machines to support the rapid growth of the digital economy in an environmentally sustainable way.

We manage and operate digital infrastructure platforms and data centers delivering a total current capacity of approximately 146 megawatts (“MW”) with our current operational sites, with additional future capacity under development, all strategically located in areas served by the Pennsylvania-New Jersey-Maryland Interconnection Energy Market (the “PJM Energy Market”). The PJM Energy Market is among the largest wholesale power markets in North America.

In October 2025, we announced the launch of a graphics processing unit (“GPU”) pilot program on a major, leading decentralized AI network. Our GPU pilot’s overarching objective is to build a repeatable, scalable framework that proves a path for us to expand our role as an AI cloud or infrastructure provider across our U.S. sites. Since launch, the GPU pilot has outperformed competing marketplace offerings on GPU performance benchmarks for deep-learning tasks, while maintaining competitive bandwidth metrics at a limited scale. Analysis of runtime optimization, pricing dynamics and network placement has contributed to our growing internal technical expertise and stress-tested infrastructure assumptions for future GPU deployments. We continue to refine our listing strategy, expand certification coverage, and collect data in order to accelerate deployment speed and scale in subsequent GPU rollouts. Due to supply chain delays, the pilot program remains ongoing.

In April 2026, we entered into a Joint Mining Agreement (the “Colocation Agreement”) with Big Digital Energy, LLC (now Six Thirty AI, LLC), an affiliate of the Endeavor Group (“Six Thirty AI”). Through the Colocation Agreement, we desire to bring real revenue into the Company in the short term while pursuing our goal to move operations away from Bitcoin mining towards selectively monetizing excess capacity where economically prudent and aligned with stockholder value creation. Our core strategy remains to optimize the utilization of each MW by deploying it toward the highest-value applications, with current priority given to future expansion into AI and HPC data center developments. For further information, see “Recent Developments – Colocation Agreement,” below.

In July 2026, we completed the acquisition of a power-ready, approximately 50-acre industrial site in Hood County, Texas, with our joint venture partner 10NetZero, an energy infrastructure company. The site currently has 17 MW of operational power and is expected to support phased expansion to as much as 111 MW of grid capacity, subject to validation by the Electric Reliability Council of Texas. The site’s existing natural-gas infrastructure also provides the potential to add behind-the-meter generation, supporting a total buildout of up to 311 MW. Together with 10NetZero, we intend to advance site planning, engineering, customer engagement and development activities for the proposed datacenter campus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may choose to take advantage of certain scaled disclosures available to smaller reporting companies for so long as (i) our Common Stock held by non-affiliates is less than $250,000,000 measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100,000,000 during our most recently completed fiscal year and our Common Stock held by non-affiliates is less than $700,000,000 measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated in the State of Delaware on February 10, 2012, originally under the name Opthalix Inc. We changed our corporate name to Wize Pharma, Inc. on November 15, 2017, to Mawson Infrastructure Group Inc. on March 17, 2021, and to Big Digital Energy, Inc. on April 24, 2026.

Shares of our Common Stock have been listed for trading on Nasdaq since September 29, 2021. In connection with the change of our corporate name to Big Digital Energy, Inc., our Common Stock has traded under the symbol “BGDE” since April 30, 2026.

Our executive offices are located at 950 Railroad Avenue, Midland, Pennsylvania 15059. Our telephone number is (412) 515-0896 and our internet address is www.bigdigital.energy. The information on, or that may be accessed from, our website is not a part of this prospectus.

Recent Developments

Cooperation Agreement

On April 4, 2026, we entered into a Cooperation Agreement (the “Cooperation Agreement”) with Joshua Kilgore, Cody Smith and Phillip Stanley and their affiliated entities (collectively, the “Endeavor Group”), after the Endeavor Group announced that it had acquired a 29% ownership stake in the Company and was prepared to launch a consent solicitation in order to gain control of our Board of Directors. Pursuant to the Cooperation Agreement, our incumbent directors resigned, and our Board of Directors was reconstituted. Effective since April 6, 2026, our Board of Directors consists of a majority of independent directors (Kyle B. Danges, K. Rodger Davis, Lisa R. Hough and Daniel J. Morrison) and three executive members (Executive Chairman Joshua Kilgore, Chief Executive Officer Phillip Stanley and Chief Operating Officer Cody Smith). Kaliste Saloom transitioned away from Interim Chief Executive Officer and back to his role as our General Counsel.

Nasdaq Listing

On April 17, 2026, Nasdaq notified us that we were in violation of Listing Rule 5550(b)(1) (the “Equity Rule”) as of December 31, 2025. We thereafter attended a hearing before the Nasdaq Hearings Panel and presented our plan to regain compliance with the Equity Rule. On June 16, 2026, we received written notice from the Listing Qualifications Hearings Department of Nasdaq confirming that we had regained compliance with the Equity Rule. Such determination is subject to the Company maintaining stockholders’ equity of at least $5 million in each quarter for a twelve-month period, beginning with the quarter ending June 30, 2026, and promptly notifying Nasdaq of any significant events that could affect our compliance with such requirement.

Name Change

On April 24, 2026, we changed our corporate name from Mawson Infrastructure Group Inc. to Big Digital Energy, Inc. Our Common Stock has traded under the symbol “BGDE” since April 30, 2026.

Colocation Agreement

On April 27, 2026, we entered into the Colocation Agreement with Six Thirty AI. Six Thirty AI is deemed to be an affiliate of the Company because it is owned or controlled by Joshua Kilgore (our Executive Chair), Phillip Stanley (our Chief Executive Officer), and Cody Smith (our Chief Operating Officer), each of whom also serves as a member of our Board of Directors.

Under the Colocation Agreement, Six Thirty AI will purchase and deliver approximately 25,000 s19xp mining computers, and we will provide Six Thirty AI with approximately 75 MW of computing capacity at our facility in Midland, Pennsylvania. Ownership of the s19xp mining computers will transfer to us after Six Thirty AI reaches its stated return on investment as set forth in the Colocation Agreement. The parties will operate under a 50%/50% profit-sharing structure, pursuant to which we will receive all cash net proceeds from the mining operations. The cash revenue will be used for general corporate purposes and asset purchases to ensure our use of all available power across our facility locations. As its share of the profit-sharing structure, Six Thirty AI will receive monthly grants consisting of a combination of (i) a number of shares of Common Stock equal to 20% of Six Thirty AI’s share of the monthly cash net proceeds divided by 30-day volume weighted average price of the Common Stock as of the last business day of the month and (ii) warrants to purchase a number of shares of Common Stock equal to 80% of Six Thirty AI’s share of the monthly cash net proceeds divided by $20. The pre-funded warrants have an exercise price of $20 per share and a five-year term.

The total amount of cash we will receive from the Colocation Agreement will depend largely on the economics of mining during the agreement term. The Colocation Agreement has a twelve-month term and may be terminated upon 30 days’ notice, subject to certain conditions. Cash or other consideration equal to the monthly cash net proceeds will be paid in lieu of securities to the extent that (i) stockholder approval would be required for the issuance of securities or is otherwise necessary to comply with Nasdaq rules or (ii) the substitution of cash is approved by a majority of the independent members of our Board of Directors.

Revolving Line of Credit

On May 28, 2026, we issued a promissory note to Endeavor Blockchain, LLC (“Endeavor”), providing for a revolving line of credit, with the aggregate principal sum of all revolving loans advanced from time to time by Endeavor to the Company not to exceed $40,000,000 (the “Promissory Note”). As of June 30, 2026, $2,516,992.57 principal amount of revolving loans was outstanding.

Pursuant to the Promissory Note, each revolving loan bears interest at a fixed rate of 12% per annum, with principal and interest payable upon demand. The revolving line of credit is secured by our assets as listed in the Promissory Note.

The Promissory Note contains customary representations, warranties, covenants, events of default and security arrangements. We are also subject to restrictions on incurring additional indebtedness and additional liens on the collateral. The Promissory Note provides for customary events of default, including, among others, failure to pay principal or interest, breach of representations and warranties, violation of covenants, bankruptcy or insolvency events. We may at any time, and without penalty, prepay outstanding amounts under the revolving loans, or if there are no outstanding amounts, terminate the Promissory Note.

Joshua Kilgore, our Executive Chair, is the sole member of Endeavor. The issuance of the Promissory Note is a related party transaction that was approved by the Audit Committee and the Special Transactions Committee of our Board of Directors.

Private Placement of Preferred Shares and Warrant

Securities Purchase Agreement

On June 30, 2026, we entered into the Purchase Agreement with Six Thirty AI, LLC (the “Purchaser”), pursuant to which we issued and sold to the Purchaser an aggregate of 16,700 shares of Series D Preferred Stock (referred to herein as the “Closing Preferred Shares”) at a purchase price of $900.00 per share, for gross proceeds of $15.03 million, before deducting placement agent fees and other offering expenses. The Series D Preferred Stock is convertible into shares of Common Stock (referred to herein as “Conversion Shares”), as described below under “Series D Preferred Stock.” Under the Purchase Agreement, we also issued to the Purchaser a warrant (referred to herein as the “Warrant”), which is exercisable for five years to purchase 926,748 shares of Common Stock (referred to herein as the “Warrant Shares”) at an exercise price of $10.81, which is 120% of the closing price of the Common Stock immediately before closing, subject to adjustment upon the occurrence of any stock split, stock dividend, stock combination or similar transaction.

The offer and sale of the foregoing securities was made to the Purchaser in reliance on the exemption from registration under Section 4(a)(2) of the Securities Act.

The Purchaser is controlled by Joshua Kilgore, Phillip Stanley, and Cody Smith, who are, respectively, our Executive Chairman, Chief Executive Officer, and Chief Operating Officer. A Special Transactions Committee of our Board of Directors comprised solely of disinterested directors, together with the Audit Committee of our Board of Directors, reviewed and approved the Purchase Agreement and related agreements.

The transaction documents prohibit us from issuing any Conversion Shares or Warrant Shares to the extent such issuances would violate applicable rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”). We have agreed to include in the proxy statement for our next annual meeting of stockholders, which we have agreed to hold no later than November 14, 2026, a proposal to obtain requisite approvals of our stockholders to permit issuances of Conversion Shares and Warrant Shares in excess of any restrictions currently imposed by applicable rules and regulations of Nasdaq.

Letter Agreement

The Purchaser acquired the Closing Preferred Shares using borrowed funds. Concurrently with the execution of the Purchase Agreement, we entered into a letter agreement (the “Letter Agreement”) with the Purchaser and YA II PN, LTD., a Cayman Islands exempt limited company and the administrative agent and collateral agent for certain lenders to the Purchaser, pursuant to which we consented to (i) the Purchaser’s pledge of the Preferred Shares to YA II PN, LTD., for the ratable benefit of the lenders; (ii) the Purchaser’s assignment of the Warrant to YA II PN, LTD. or the lenders as a commitment fee under the loan facility; and (iii) the lenders’ right to exchange all or any portion of the outstanding obligations under the loan and guaranty agreement for Preferred Shares and settlement using Preferred Shares or Conversion Shares.

Registration Rights Agreement

Concurrently with the execution of the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we are obligated to file and maintain the effectiveness of one or more resale registration statements with the SEC registering the resale of the Conversion Shares and Warrant Shares on a continuous basis under Rule 415 of the Securities Act. The registration statement of which this prospectus forms a part was filed as required under the Registration Rights Agreement.

Series D Preferred Stock

On June 30, 2026, we filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting and other relative rights, powers and preferences of the Series D Preferred Stock. The Certificate of Designations became effective upon filing and authorizes the issuance of up to 100,000 shares of Series D Preferred Stock.

General. Each share of Series D Preferred Stock has an initial stated value of $1,000 per share, which is subject to adjustment upon the occurrence of any stock split, stock dividend, stock combination or similar transaction.

Ranking. The Series D Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all other classes or series of our capital stock.

Dividends. Dividends accrue on the Series D Preferred Stock from the date of issuance at a rate of 5% per annum, which increases to 18% per annum during the pendency of a Triggering Event (as defined in the Certificate of Designations), and are payable quarterly in arrears through the issuance of additional shares of Series D Preferred Stock (referred to herein as the “PIK Preferred Shares”) or, at our election, in cash.

Conversion at the Option of the Holders. Each holder of Series D Preferred Stock may convert all, or any part, of its shares of Series D Preferred Stock, at any time on or after August 30, 2026, into Conversion Shares at a conversion price equal to 95% of the lowest daily volume-weighted average price of the Common Stock over the five consecutive trading days immediately preceding the conversion date, subject to a floor price of $1.80 and certain limitations on conversion as described in the Certificate of Designations. The Conversion Price is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination or similar transaction.

Beneficial Ownership Limitation. We may not effect the conversion of any shares of Series D Preferred Stock to the extent that, after giving effect to such conversion, the applicable holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion; provided that such limitation shall not apply to any holder whose beneficial ownership exceeds the Maximum Percentage on the date such holder acquires Series D Preferred Stock.

Monthly Conversion Limitation. In addition, we may not effect the conversion of any shares of Series D Preferred Stock to the extent that, after giving effect to such conversion, the aggregate stated value of shares of Series D Preferred Stock that has been converted into shares of Common Stock during the calendar month in which such conversion occurred exceeds the greater of (a) 10% of aggregate dollar trading volume during the month or (b) $2,000,000 (provided that such limitation shall not apply during the pendency of a Triggering Event).

Limitation on Conversions for Purposes of Listing Rules. The Company may not effect the conversion of any shares of Series D Preferred Stock to the extent the issuance of such Conversion Shares would violate applicable rules and regulations of Nasdaq, as described above under “Securities Purchase Agreement.”

Voting Rights. The Series D Preferred Stock is non-voting, except as required by applicable law or as expressly set forth in the Certificate of Designations.

Company Optional Redemption. We may redeem the Series D Preferred Stock at any time, in whole or in part, at a cash price equal to 105% of the aggregate conversion price for the Series D Preferred Stock being redeemed, subject to customary conditions as set forth in the Certificate of Designations.

Fundamental Transactions. The Certificate of Designations prohibits us from entering into specified “Fundamental Transactions,” which include, without limitation, mergers, business combinations and similar transactions, unless the applicable successor entity assumes in writing all of obligations under the Certificate of Designations and the other transaction documents. We may alternatively exercise our optional redemption right in full in connection with a Fundamental Transaction.

Covenants. Among other negative covenants, and subject to customary exceptions, so long as the Series D Preferred Stock is outstanding, we will not, and will cause our subsidiaries not to, (i) redeem, repurchase or declare or pay any cash dividend or distribution on any of our capital stock; (ii) incur indebtedness or create liens, except for customary permitted indebtedness and permitted liens; or (iii) enter into any variable rate transaction.

Hood County Site Acquisition

On July 15, 2026, we completed the acquisition of a power-ready, approximately 50-acre industrial site in Hood County, Texas. The site currently has 17 MW of operational power and is expected to support phased expansion to as much as 111 MW of grid capacity, subject to validation by the Electric Reliability Council of Texas. The site’s existing natural-gas infrastructure also provides the potential to add behind-the-meter generation, supporting a total buildout of up to 311 MW. Together with 10NetZero, we intend to advance site planning, engineering, customer engagement and development activities for the proposed datacenter campus.

The Offering

Common Stock to be Offered by the Selling Stockholders	Up to an aggregate of 10,924,527 shares of Common Stock, which are issuable to such selling stockholders upon conversion of the Preferred Shares or exercise of the Warrant.
Use of Proceeds	We will not receive any proceeds from the sale of the Conversion Shares and Warrant Shares by the selling stockholders. To the extent the Warrant is exercised for cash, we will receive the corresponding exercise price in cash, in which case we intend to use such proceeds for general corporate purposes.

Plan of Distribution

The selling stockholders named in this prospectus, or their permitted transferees or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See the “Plan of Distribution” section of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “BGDE.”

Risk Factors	Investing in our Common Stock involves significant risks. See the “Risk Factors” section of this prospectus and the documents incorporated by reference in this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and any prospectus supplement and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Our Common Stock

The issuance of the shares of Common Stock covered by this prospectus could significantly increase the total number of shares of Common Stock issued and outstanding and thereby cause our existing stockholders to experience substantial dilution.

The shares of Common Stock being offered pursuant to this prospectus represent (i) Conversion Shares issuable upon conversion of the Preferred Shares and (ii) Warrant Shares issuable upon exercise of the Warrant. As of March 31, 2026, there were 5,486,730 shares of Common Stock issued and outstanding (prior to any issuance of Conversion Shares or Warrant Shares). If we are required to issue the maximum number of Conversion Shares and Warrant Shares that are being registered hereunder, the number of shares of Common Stock issued and outstanding after such issuance would represent approximately 299% of the number of shares of Common Stock issued and outstanding as of the aforementioned date. As a result, an existing stockholder’s proportionate interest in us will be substantially diluted as a result of any such issuances. The actual number of shares of Common Stock that we issue to the selling stockholders may be less than the aggregate number of shares covered by this prospectus.

In particular, the Preferred Shares are convertible at a floating conversion price equal to 95% of the lowest daily volume-weighted average price of our Common Stock over the five consecutive trading days immediately preceding the conversion date, subject to a floor price of $1.80. The dilutive effect of conversions of the Preferred Shares will be exacerbated if conversions occur when our Common Stock is trading at a low price. The dilutive effect of the Preferred Shares will be further exacerbated to the extent we pay quarterly dividends through the issuance of PIK Preferred Shares, which will increase the total outstanding Preferred Shares. This prospectus registers a number of Conversion Shares assuming the payment of all dividends in the form of PIK Preferred Shares through December 31, 2027 and conversion of all Preferred Shares at the floor price of $1.80.

You may experience immediate dilution upon purchasing shares of Common Stock in this offering, and you may experience further dilution as a result of other equity offerings and issuances of our securities.

Investors may incur immediate dilution upon their purchase of shares of Common Stock in this offering, as discussed under the “Dilution” section of this prospectus. Furthermore, to raise additional capital in the future, we may offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share paid by investors who purchase the shares of Common Stock offered by this prospectus. We may not be able to sell securities in any future offering at a price per share that is equal to or greater than the prices paid by such investors, and future investors could have rights superior to our existing stockholders. Our stockholders will also incur dilution upon exercise of any outstanding stock options, warrants or other convertible securities or upon the issuance of shares of Common Stock under our stock incentive programs.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

The issuance of shares of Common Stock, whether pursuant to this prospectus or through other sales of our equity or equity-related securities, could depress the market for our Common Stock.

Future sales or issuances of shares of our Common Stock in the public market, including the sale of Conversion Shares or Warrant Shares by the selling stockholders or other equity sales we may pursue, or the perception by the market that such sales or issuances could occur, could cause the market price of our Common Stock to decline. Aside from the securities offered by this prospectus, from which we will receive no proceeds, we may enter into financing or similar arrangements in the future, including the issuance of Common Stock, preferred stock, debt securities or equity-related securities, which could depress the market for our Common Stock. We cannot predict the effect, if any, that future sales of such securities will have on the market price of our Common Stock. If the trading price of our Common Stock declines, that could make it difficult for us to raise funds through the sale of equity or equity-related securities in the future on terms that we deem acceptable.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

The Certificate of Designations contains various terms that are superior to the terms of our Common Stock.

The Series D Preferred Stock includes various terms that are superior to the terms of our Common Stock, including mandatory dividend payments, priority liquidation rights and approval rights over various actions we may seek to take. Prospective investors may assess our Common Stock to be a less attractive investment opportunity on account of such terms of the Series D Preferred Stock. For additional information, please refer to the section of this prospectus entitled “Prospectus Summary—Recent Developments—Private Placement of Preferred Shares and Warrant.”

The Certificate of Designations contains restrictive covenants that may make it difficult to procure additional financing, which could negatively affect our financial condition and results of operations.

The Certificate of Designations includes negative covenants that, among other things and subject to customary exceptions, prohibit us and our subsidiaries from (i) redeeming, repurchasing or declaring or paying any cash dividend or distribution on any of our capital stock, (ii) incurring indebtedness or creating liens, except for customary permitted indebtedness and permitted liens, and (iii) entering into any variable rate transaction. The Certificate of Designations also restricts our ability to authorize or issue capital stock that is senior to, or pari passu with, the Series D Preferred Stock and restricts our ability to consummate specified fundamental transactions, unless specified conditions are satisfied or we exercise our optional redemption right upon the closing of such transactions. In addition, during any Triggering Event (as defined in the Certificate of Designations), the dividend rate on the Series D increases to 18% per annum, which could further pressure our liquidity and results. These restrictive covenants and default provisions could limit our flexibility to obtain additional debt or equity financing on acceptable terms, pursue strategic transactions or respond to changing business and economic conditions. Under such circumstances, we may be forced to seek approval from specified holders of the Preferred Shares, which such holders are not obligated to grant.

Holders of the Preferred Shares are entitled to certain payments under the Certificate of Designations that may be paid in cash.

Dividends on the Series D Preferred Stock accrue at 5% per annum and increase to 18% per annum during the pendency of a Triggering Event (as defined in the Certificate of Designations) and are payable quarterly in arrears through the issuance of PIK Preferred Shares or, at our election, in cash. If we elect to pay some or all of these amounts in cash, we would be required to use our available cash resources, and the increased dividend rate during a Triggering Event would further elevate the amounts payable. In addition, if we elect to redeem the Series D Preferred Stock, we would be required to pay a cash redemption price equal to at least 105% of the aggregate conversion price for the shares being redeemed, which could require significant use of cash. While no such cash payments are mandatory, any such cash payments, if made by us on an elective basis, could reduce funds available for working capital, capital investments and other corporate purposes.

Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein.

Consequently, all of the forward-looking statements made in this prospectus, as well as all of the forward-looking statements incorporated by reference to our filings under the Exchange Act, are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

Use of Proceeds

All shares of our Common Stock offered by this prospectus are being registered for the accounts of the selling stockholders, and we will not receive any proceeds from the sale of these shares. To the extent the Warrant is exercised for cash, we will receive the corresponding exercise price in cash, in which case we intend to use such proceeds for general corporate purposes. The holder of the Warrant is not obligated to exercise the Warrant for cash, and we cannot predict whether any cash exercises will occur.

DILUTION

As of March 31, 2026, the net tangible book value of our Common Stock was approximately $4.3 million, or $0.79 per share of Common Stock based on 5,486,730 shares of our Common Stock issued and outstanding. Net tangible book value per share as of a particular date represents our total tangible assets less total liabilities, divided by the number of shares of outstanding Common Stock.

After giving effect to the potential issuance of 10,924,527 shares of our Common Stock upon exercise of the Warrant and conversion of the Preferred Shares at an assumed price of $2.29 per share, the pro forma net tangible book value as of March 31, 2026 would have been approximately $28.4 million or $1.73 per share. This represents an immediate increase in the net tangible book value of $0.94 per share to existing stockholders and an immediate dilution of $0.56 per share to the investors purchasing shares of our Common Stock in this offering at the assumed price per share.

The following table illustrates the potential dilution in net tangible book value per share as a result of this offering:

Assumed price per share		$2.29
Net tangible book value per share as of March 31, 2026	$0.79
Increase in net tangible book value per share after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant and conversion of the Preferred Shares	$0.94
Pro forma net tangible book value per share as of March 31, 2026		$1.73
Dilution per share to new investors in this offering		$0.56

For purposes of calculating pro forma, as adjusted net tangible book value, the number of shares of our Common Stock outstanding prior to and after this offering is based on 5,486,730 shares of Common Stock outstanding as of March 31, 2026, assumes the issuance of 10,924,527 shares of our Common Stock in connection with this offering, and excludes, in each case, as of such date:

●	70,000 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $11.10 per share;

●	224,046 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock outstanding at a weighted-average exercise price of $86.69 per share;

●	309,363 shares of Common Stock issuable upon the vesting and settlement of outstanding restricted stock units under our equity incentive plans; and

●	50,827 shares of Common Stock available for issuance under our 2024 Omnibus Equity Incentive Plan (the “2024 Plan”), plus any increases approved by the Board after March 31, 2026 in the number of shares of Common Stock reserved for issuance pursuant to the evergreen provision of our 2024 Plan.

To the extent that any of the outstanding options are exercised, warrants to purchase shares of Common Stock are exercised or restricted stock units vest, there would be further dilution to investors participating in this offering.

Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, as well as permitted transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from such selling stockholders as a gift, pledge or other permitted transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 10,924,527 shares of our Common Stock.

The Common Stock being offered by the selling stockholders are those Conversion Shares and Warrant Shares issuable to the selling stockholders upon conversion of the Preferred Shares and exercise of the Warrant, as applicable. For additional information regarding the issuance of the Preferred Shares and the Warrant, see the section of this prospectus entitled “Prospectus Summary—Recent Developments—Private Placement of Preferred Shares and Warrant,” above. We are registering the Conversion Shares and the Warrant Shares in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, or pursuant to another effective registration statement covering those shares.

Relationships with the Selling Stockholders

The Purchaser is controlled by Joshua Kilgore, Phillip Stanley, and Cody Smith, who are, respectively, our Executive Chairman, Chief Executive Officer, and Chief Operating Officer. Except (i) as provided in the preceding sentence, (ii) for the ownership of the Preferred Shares and the Warrant, as applicable, and (iii) as described in our filings with the SEC from time to time, the selling stockholders have had no material relationship with us within the past three years.

Information About Selling Stockholders Offering

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders.

The second column (“Number of Shares of Common Stock Owned Prior to Offering”) lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Preferred Shares and the Warrant as of July 15, 2026, assuming (i) conversion of the Preferred Shares at the floor price of $1.80 per share of Common Stock, (ii) the issuance of PIK Preferred Shares in full at a rate of 5% per annum on the stated value of the Preferred Shares, compounded each calendar quarter over an assumed term of eighteen months, and (iii) exercise of the Warrant. The amounts set forth in this column reflect the application of limitations on the issuance of Conversion Shares and Warrant Shares in the Certificate of Designations and the Warrant, respectively, including the following beneficial ownership limitations and limitations under the rules or regulations of the Nasdaq Capital Market:

Under the Certificate of Designations, a holder may not convert Preferred Shares if, after giving effect to the conversion, it together with attribution parties would beneficially own more than 4.99% of our outstanding common stock. Under the Warrant, exercises are similarly capped at 4.99%, subject to the holder’s right to waive such restriction upon 65 days’ prior notice. Separately, under applicable listing rules, and as reflected in the Certificate of Designations, we are subject to an exchange cap that, absent stockholder approval, limits aggregate share issuances to 19.99% of the pre-transaction outstanding shares. The number of shares in the second column reflects these limitations.

The third column (“Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus”) lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take into account any limitations on (i) conversion of the Preferred Shares as set forth therein or (ii) exercise of the Warrant as set forth therein.

The fourth and fifth columns (“Number of Shares of Common Stock Owned After Offering” and “Percentage of Common Stock Owned After Offering”) assume sale of all of the Conversion Shares and Warrant Shares offered by the selling stockholders pursuant to this prospectus.

The terms of the Registration Rights Agreement require us to register the number of shares of Common Stock equal to the sum of (a) all Conversion Shares then issued or issuable upon conversion of the Preferred Shares (assuming the Preferred Shares are convertible in full at the floor price of $1.80 per share of Common Stock without regard to any limitations on conversion) and (b) all Warrant Shares then issued or issuable upon exercise of the Warrant (assuming on such date the Warrant is exercisable in full without regard to any limitations on exercise), in each case subject to the adjustments set forth in the Certificate of Designations and Warrant.

The selling stockholders may sell all, some or none of their shares in this offering. See the “Plan of Distribution” section of this prospectus, below.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering
Six Thirty AI, LLC (2)	1,998,557	9,997,779	-	-
YA II PN, LTD. (3)	46,244	926,748	-	-

*	Less than 1%

(1)	This table and the information in the notes below are based upon information available to the Company and upon 5,486,730 shares of Common Stock issued and outstanding as of March 31, 2026. Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column reflect the application of various limitations on the issuance of Conversion Shares and Warrant Shares in the Certificate of Designations and the Warrant, respectively, including beneficial ownership limitations and limitations under the rules or regulations of the Nasdaq Capital Market.

(2)

The aggregate total number of shares that may be sold under this prospectus consists of 9,997,779 Conversion Shares, calculated as (A) 9,277,779 shares issuable upon conversion of 16,700 Preferred Shares, assuming conversion at the $1.80 floor price, and (B) 720,000 shares issuable upon conversion of payment-in-kind dividends accrued through December 31, 2027, assuming conversion at the $1.80 floor price.

The business address of Six Thirty AI is 3801 Bent Elm Lane, Fort Worth, Texas 76109. The principal business of Six Thirty AI is building, owning and operating digital asset mining, artificial intelligence, and high-performance computing assets. Six Thirty AI is owned by Endeavor Blockchain, LLC; PM Squared, LLC; and Rightway Ground, LLC, which are entities wholly-owned and managed, respectively, by the Company’s Executive Chair Joshua Kilgore, its Chief Executive Officer Phillip Stanley and its Chief Operating Officer Cody Smith. All voting and investment decisions for Six Thirty AI are made by Messrs. Kilgore, Stanley and Smith.

(3)

The aggregate total amount of shares that may be sold under this prospectus are comprised of 926,748 Warrant Shares.

The business address of YA II PN, Ltd. is 1012 Springfield Ave, Mountainside, NJ 07092. YA II PN, Ltd. is a fund managed by Yorkville Advisors Global, LP (“Yorkville LP”). Yorkville Advisors Global II, LLC (“Yorkville LLC”) is the General Partner of Yorkville LP. All voting and investment decisions for YA II PN, Ltd. are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo.

Plan of Distribution

Each selling stockholder (the “selling stockholders”) of the securities offered by this prospectus, including any of their permitted transferees or other successors-in-interest, may, from time to time, sell, separately or together, any or all of such securities on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. To the extent the selling stockholders gift, pledge or otherwise transfer the securities offered hereby, such transferees may offer and sell the securities from time to time under this prospectus, provided that, if required under the Securities Act, and the rules and regulations promulgated thereunder, this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act, to include the name of such transferee in the list of selling securityholders under this prospectus. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distribution of securities by any selling stockholder to its partners, members or securityholders;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell such securities under Rule 144 under the Securities Act (“Rule 144”) or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of their securities to their broker-dealers under the margin provisions of customer agreements or to other parties to secure other obligations. If a selling stockholder defaults on a margin loan or other secured obligation, the broker-dealer or secured party may, from time to time, offer and sell the securities pledged or secured thereby pursuant to this prospectus. The selling stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling stockholders or any other person, which limitations may affect the marketability of the securities.

The selling stockholders also may transfer the securities offered by this prospectus in other circumstances, in which case such permitted transferees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of the date on which (i) the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Securities Act (“Regulation M”), prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

Experts

The consolidated financial statements of Big Digital Energy, Inc. as of and for each of the two years ended December 31, 2025 and 2024 are incorporated by reference in this prospectus and the corresponding registration statement and have been so incorporated in reliance on the report of Wolf & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

Where You Can Find More Information

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. Please refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at www.bigdigital.energy. We have included our website address as an inactive textual reference only and our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus.

We will provide you without charge, upon your oral or written request, with an electronic or paper copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

Big Digital Energy, Inc.

950 Railroad Avenue

Midland, Pennsylvania 15059

Attention: Corporate Secretary

(412) 515-0896

legal@bigdigital.energy

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference,” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus.

We incorporate by reference the following information or documents that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on March 31, 2026;

●	our Quarterly Report on Form 10-Qfor the fiscal quarter ended March 31, 2026, filed on May 14, 2026;

●	our Current Reports on Form 8-K filed on February 2, 2026, April 6, 2026, April 8, 2026, April 23, 2026, May 1, 2026, June 3, 2026, June 9, 2026, July 6, 2026 and July 20, 2026; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on September 28, 2021, including any amendments and reports filed for the purpose of updating such description, including Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

All reports and other documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed in such forms that are related to such items unless such Form 8-K expressly provides to the contrary) we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus until the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

PROSPECTUS

Up to 10,924,527 Shares of Common Stock

Part II:

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the Securities and Exchange Commission registration fee, all the amounts shown are estimates.

Securities and Exchange Commission Registration Fee	$10,000
Printing and engraving costs	-
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Miscellaneous Fees and Expenses	1,000
Total	$41,000

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

Item 16. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Certificate of Incorporation filed February 10, 2012	8-K	000-52545	3.1	4/5/2012
3.2	Certificate of Amendment to Certificate of Incorporation filed July 18, 2013	8-K	000-52545	3.1	7/18/2013
3.3	Certificate of Amendment to Certificate of Incorporation filed November 15, 2017	8-K	000-52545	3.3	11/21/2017
3.4	Certificate of Amendment to Certificate of Incorporation filed March 1, 2018	8-K	000-52545	3.1	3/5/2018
3.5	Certificate of Amendment to Certificate of Incorporation filed March 17, 2021	8-K	000-52545	3.1	3/23/2021
3.6	Certificate of Amendment to Certificate of Incorporation filed June 9, 2021	8-K	000-52545	3.1	6/14/2021
3.7	Certificate of Amendment to Certificate of Incorporation filed August 11, 2021	8-K	000-52545	3.1	8/16/2021
3.8	Certificate of Amendment to Certificate of Incorporation filed February 6, 2023	8-K	001-40849	3.1	2/9/2023
3.9	Certificate of Amendment to Certificate of Incorporation filed November 19, 2025	8-K	001-40849	3.1	11/21/2025
3.10	Certificate of Amendment to Certificate of Incorporation filed April 20, 2026	8-K	001-40849	3.1	4/23/2026
3.11	Certificate of Amendment to Certificate of Incorporation filed June 8, 2026	8-K	001-40849	3.1	6/9/2026
3.12	Certificate of Designations of Series D Convertible Preferred Stock.	8-K	001-40849	3.1	07/06/2026
3.13	Bylaws	8-K	000-52545	3.1	05/10/2013
4.1	Specimen Common Stock Certificate	S-1	333-222889	4.1	02/06/2018
4.2	Warrant, dated June 30, 2026, issued to YA II PN, LTD, by Big Digital Energy, Inc.	8-K	001-40849	4.1	07/06/2026
5.1	Opinion of Dorsey & Whitney LLP.					X
10.1	Securities Purchase Agreement, dated June 30, 2026, by and between Big Digital Energy, Inc. and Six Thirty AI, LLC.	8-K	001-40849	10.1	07/06/2026
10.2	Letter Agreement, dated June 30, 2026, by and among Big Digital Energy, Inc., Six Thirty AI, LLC and YA II PN, LTD.	8-K	001-40849	10.2	07/06/2026
10.3	Registration Rights Agreement, dated June 30, 2026, by and between Big Digital Energy, Inc. and Six Thirty AI, LLC.	8-K	001-40849	10.3	07/06/2026
23.1	Consent of Independent Registered Public Accounting Firm (Wolf & Company, P.C.)					X
23.2	Consent of Dorsey & Whitney LLP (included in the opinion filed as Exhibit 5.1).					X
24.1	Power of Attorney (included on the signature page hereto)					X
107	Filing Fee Table.					X

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 20, 2026.

BIG DIGITAL ENERGY, INC.

Dated: July 20, 2026	By:	/s/ Phillip Stanley
	Name:	Phillip Stanley
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Big Digital Energy, Inc., a Delaware corporation, hereby constitutes and appoints Kaliste Saloom and William Regan and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and re-substitution, in his or her name and on his or her behalf, to sign in any and all capacities this registration statement and any and all amendments (including post-effective amendments) and exhibits to this registration statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip Stanley	Chief Executive Officer and Director	July 20, 2026
Phillip Stanley	(Principal Executive Officer)

/s/ William Regan	Chief Financial Officer	July 20, 2026
William Regan	(Principal Financial and Accounting Officer)

/s/ Joshua Kilgore	Executive Chairman, Director	July 20, 2026
Joshua Kilgore

/s/ Kyle B. Danges	Director	July 20, 2026
Kyle B. Danges

/s/ K. Rodger Davis	Director	July 20, 2026
K. Rodger Davis

/s/ Lisa R. Hough	Director	July 20, 2026
Lisa R. Hough

/s/ Daniel J. Morrison	Director	July 20, 2026
Daniel J. Morrison

/s/ Cody Smith	Director	July 20, 2026
Cody Smith